Filed Pursuant to Rule 424(b)(5)

Registration No. 333-118128

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2004

Prospectus Supplement

(to Prospectus dated October 4, 2004)

2,700,000 Shares

Nordic American Tanker Shipping Limited

Common Shares

We are offering for sale 2,700,000 of our common shares.

Our common shares are currently listed on the American Stock Exchange and the Oslo Stock Exchange under the symbol “NAT.” On November 4, 2004, the closing price of our common shares on the American Stock Exchange was $40.46 per share. We intend to list our common shares on the New York Stock Exchange under the trading symbol “NAT” effective prior to or as of the date hereof, at which time trading in our shares on the American Stock Exchange will terminate.

See “ Risk Factors” beginning on page S-5 to read about the risks you should consider before purchasing our common shares.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds	$	$

We have granted the underwriters a 30-day option to purchase up to 405,000 additional shares to cover any over-allotments.

Delivery of the shares will be made on or about November     , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.	UBS Investment Bank

DnB NOR Markets, Inc.

The date of this prospectus supplement is November     , 2004

British Harrier

Wilma Yangtze

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general market conditions and the strength of world economy and currencies,

•	changes in demand and supply in the tanker market, including as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage patterns,

•	fluctuations in tanker charter rates and vessel values,

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•	changes in our operating expenses, including bunker prices, drydocking and insurance costs,

•	availability of financing and refinancing,

•	changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of oil tankers,

•	potential liability from pending or future litigation,

•	general domestic and international political conditions,

•	potential disruption of shipping routes due to accidents, political events or terrorism,

and other important factors described from time to time in the reports we file with the United States Securities and Exchange Commission and the New York Stock Exchange.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority, or the BMA, must approve all issues and transfers of shares of a Bermuda exempted company. We have applied for consent under the Exchange Control Act of 1972, and regulations thereunder, from the BMA for the sale and transfer of our common shares as described in this prospectus. We have received from the BMA their permission for the issue and free transferability of our common shares being offered pursuant to this prospectus, so long as such shares are listed on the American Stock Exchange or the New York Stock Exchange and the Oslo Stock Exchange, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda. The BMA and the Registrar of Companies of Bermuda do not accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

NOTICE TO RESIDENTS OF ITALY

THIS PROSPECTUS HAS NOT BEEN SUBMITTED TO THE CLEARANCE PROCEDURES OF COMMISSIONE NAZIONALE PER LE SOCIET` A E LA BORSA, OR CONSOB, AND HAS NOT BEEN AND WILL NOT BE SUBJECT TO THE FORMAL REVIEW OR CLEARANCE PROCEDURES OF CONSOB AND ACCORDINGLY MAY NOT BE USED IN CONNECTION WITH ANY OFFERING OF COMMON SHARES IN THE REPUBLIC OF ITALY, OR ITALY, OTHER THAN TO “PROFESSIONAL INVESTORS” (AS DEFINED IN ACCORDANCE WITH APPLICABLE ITALIAN SECURITIES LAWS AND REGULATIONS). ANY OFFER OF COMMON SHARES IN ITALY IN RELATION TO THE OFFERING IS BEING MADE ONLY TO PROFESSIONAL INVESTORS, PURSUANT TO ARTICLE 30, PARAGRAPH 2 AND ARTICLE 100 A) OF LEGISLATIVE DECREE NO. 58 OF 24 FEBRUARY 1998, AS AMENDED OR DECREE NO. 58, AND AS DEFINED IN ARTICLES 25 AND 31, PARAGRAPH 2 OF CONSOB REGULATION NO. 11522 OF 1 JULY 1998, AS AMENDED, AND EXCLUDING INDIVIDUALS AS DEFINED PURSUANT TO THE AFOREMENTIONED ARTICLE 31, PARAGRAPH 2, WHO MEET THE REQUIREMENTS IN ORDER TO EXERCISE ADMINISTRATIVE, MANAGERIAL OR SUPERVISORY FUNCTIONS AT A REGISTERED SECURITIES DEALING FIRM (A SOCIET` A DI INTERMEDIAZIONE MOBILIARE, OR SIM), MANAGEMENT COMPANIES AUTHORISED TO MANAGE INDIVIDUAL PORTFOLIOS ON BEHALF OF THIRD PARTIES (SOCIET` A DI GESTIONE DEL RISPARMIO, OR SGR) AND FIDUCIARY COMPANIES (SOCIET` A FIDUCIARIE) MANAGING PORTFOLIO INVESTMENTS REGULATED BY ARTICLE 60, PARAGRAPH 4 OF LEGISLATIVE DECREE NO. 415 OF 23 JULY 1996 AND OTHERWISE IN ACCORDANCE WITH APPLICABLE ITALIAN LAWS AND REGULATIONS PROVIDED THEREIN. UNDER NO CIRCUMSTANCES SHOULD THIS PROSPECTUS BE CIRCULATED

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AMONG, OR BE DISTRIBUTED IN ITALY TO ANY MEMBER OF THE GENERAL PUBLIC IN ITALY OR TO INDIVIDUALS OR ENTITIES FALLING OUTSIDE THE CATEGORIES OF PROFESSIONAL INVESTORS. ANY SUCH OFFER OR ISSUE OR ANY DISTRIBUTION OF THIS PROSPECTUS WITHIN ITALY AND/OR THE RENDERING OF ADVICE OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE OFFERING MUST BE CONDUCTED EITHER BY BANKS, INVESTMENT FIRMS (AS DEFINED IN DECREE NO. 58) AND FINANCIAL COMPANIES ENROLLED IN THE SPECIAL REGISTER PROVIDED FOR BY ARTICLE 107 OF LEGISLATIVE DECREE NO. 385 OF 1 SEPTEMBER 1993, AS AMENDED, TO THE EXTENT DULY AUTHORISED TO ENGAGE IN THE PLACEMENT AND/OR UNDERWRITING OF FINANCIAL INSTRUMENTS IN ITALY IN ACCORDANCE WITH THE RELEVANT PROVISIONS OF DECREE NO. 58.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in other parts of this prospectus. As an investor or prospective investor, you should review carefully the entire prospectus, including the section entitled “Risk Factors” and the more detailed information incorporated by reference in this prospectus.

In this prospectus supplement, “we,” “us,” “our” and “the Company” all refer to Nordic American Tanker Shipping Limited. Some of the shipping terms used in this prospectus are defined in “Glossary of Shipping Terms” on page S-40. Terms used in this prospectus supplement will have the meanings described in the base prospectus, unless otherwise specified.

Our Company

We are an international tanker company that owns three modern double-hull Suezmax tankers of approximately 151,459 dwt each. We have agreed to acquire one additional double-hull Suezmax tanker built in 1997 from an unrelated third party. We were formed in June 1995 for the purpose of acquiring and chartering three Suezmax tankers that were built in 1997. These three vessels were bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. BP Shipping redelivered two of the vessels to us in September and October 2004, and is scheduled to redeliver the third vessel in November 2004. We have continued our relationship with BP Shipping by time chartering to it the first two tankers at spot market related rates for three-year terms. We have bareboat chartered the third of our original three vessels to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, U.A.E. for a term of five years at a fixed rate of charterhire, subject to two one-year extensions at Gulf Navigation’s option.

We expect to take delivery of our new vessel in late November 2004. After a short term bareboat charter to the present owner, we plan to deploy that vessel in the spot market over the near term, commencing in the beginning of February 2005. We believe that the acquisition of this vessel, which increases our fleet to four Suezmax tankers, will enable us to pay a higher dividend per share than we otherwise would have been able to pay with a three-vessel fleet.

With our recent acquisition and the changes in our chartering arrangements, we plan to operate three of our four vessels in the spot market or on spot market related time charters. Accordingly, we have become an operating company with greater technical and operational responsibilities than in the past.

Our Business Strategy

Our business strategy is to manage and expand our fleet in order to enable us to continue to pay attractive dividends to our shareholders. Key elements of our business strategy include:

•	Growing our operations and expanding our fleet in a manner that is accretive to earnings and dividends per share.

•	Maintaining a strong balance sheet with low leverage. We have established a $300 million senior secured credit facility, or the Credit Facility, to provide flexibility to pursue our acquisition strategy, and we intend to refinance borrowings under the Credit Facility from time to time through equity issuances.

•	Minimizing our operating and maintenance costs by operating a modern and well-maintained fleet of double-hull tankers.

•	Managing our cash flows through the use of fixed-rate bareboat and time charters for part of our fleet, while taking advantage of potentially higher market rates through time charters with spot market related rates and voyage charters.

Our Dividend Policy

Our policy is to declare quarterly distributions to shareholders each January, April, July and October, substantially equal to our available cash from operations during the previous quarter after cash expenses and reserves as the Board of Directors may from time to time determine are required, taking into account contingent liabilities, the terms of our senior secured credit facility, our other cash needs and the requirements of Bermuda law. In times when we have debt outstanding, we intend to limit our dividends per share to the amount that we would have been able to pay if we were financed entirely with equity. The Board of Directors may review and amend our dividend policy from time to time, in light of the Company’s plans for future growth and other factors.

We believe that the purchase of the additional Suezmax tanker in November 2004 combined with this equity offering will enable us to pay a higher dividend per share than we would have been able to pay without revenue from this additional vessel, this offering and the application of the proceeds from this offering to amounts drawn under our senior secured credit facility to purchase the vessel. In the four quarters of 2003 we paid aggregate dividends of $3.05 per share, and in the four quarters of 2004, including the dividend declared in the fourth quarter, we will pay aggregate dividends of $4.84 per share. Giving effect to the acquisition of the additional Suezmax tanker, employment of that vessel in the then prevailing spot market (including our bearing operating expenses that are typical for vessels operated in the spot market) and the completion of this offering of 2,732,240 common shares at an assumed price of $36.60 per share (the average of the high and low market prices of our common shares as reported on the American Stock Exchange for the month of October 2004), in each case as of October 1, 2002, we estimate that under our current dividend policy we would have been able to pay an aggregate $3.37 per share in the four quarters of 2003 and an aggregate $5.37 per share in the four quarters of 2004. We refer you to the discussion contained in the section entitled “Our Dividend Policy” for more information.

Our Credit Facility

In October 2004 we entered into the Credit Facility, which consists of a $50 million revolving credit facility and a $250 million revolving credit facility. The $50 million facility will mature in October 2007 and the $250 million facility will mature in October 2005, unless we exercise our one-year extension option or our option to convert any drawn amounts to a five-year term loan. Amounts borrowed under the Credit Facility will bear interest at a rate equal to LIBOR plus a margin between 0.8% and 1.2% (depending on the loan to vessel value ratio). We will use the Credit Facility to finance the acquisition of our new vessel and will repay these borrowings from a portion of the net proceeds of this offering. We intend to draw additional amounts under the Credit Facility in connection with any future vessel acquisitions.

Borrowings under the Credit Facility will be secured by mortgages over our vessels and assignments of earnings and insurances. We will be able to pay dividends in accordance with our dividend policy as long as we repay any amounts drawn under the $250 million facility within one year from the closing of the Credit Facility and we are not otherwise in default of the Credit Facility. We refer you to the discussion contained in the section entitled “Our Business—Our Credit Facility.”

Our Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our registered offices at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number is (441) 298-3207. Our website address is www.nat.bm. The information on our website is not a part of this prospectus.

The Offering

Common shares offered by this prospectus supplement	2,700,000

Common shares to be outstanding immediately after this offering	12,600,738

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $              million. We plan to use net proceeds from this offering to repay any amounts drawn under the Credit Facility to finance the acquisition of our new vessel and for general corporate purposes, including repaying existing and future indebtedness and any future vessel acquisitions. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

We intend to list our common shares on the New York Stock Exchange under the trading symbol “NAT” effective prior to or as of the date hereof at which time trading of our shares on the American Stock Exchange will terminate.

The number of shares to be outstanding after this offering is based on 9,900,738 shares issued and outstanding as of October 31, 2004 (including 194,132 restricted common shares issued to our manager on October 28, 2004 in connection with an amendment to our management agreement) and excludes:

•	400,000 common shares that are reserved for issuance upon exercise of options, as restricted share grants or otherwise, under our 2004 Stock Incentive Plan,

•	any additional shares granted to our manager in connection with an amendment to the management agreement and this offering, and

•	the underwriters’ option to cover over-allotments. See “Underwriting.”

SUMMARY FINANCIAL INFORMATION

The table below sets forth summary financial information for the periods indicated. The information as of and for the three years ended December 31, 2003, 2002 and 2001 has been derived from our audited financial statements, which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period. Information as of and for the nine months ended September 30, 2004 and 2003 has been derived from our unaudited interim financial statements, which are also incorporated by reference into this prospectus supplement. Interim results are not necessarily indicative of full year results. Interim and full year results are prepared in accordance with accounting principles generally accepted in the United States.

You should read the information in this table together with our audited financial statements and related notes, our unaudited financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 20-F for the year ended December 31, 2003, and contained herein for the nine months ended September 30, 2004.

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
(All amounts reported in USD)
Selected Statement of Operations Data:
Operating revenue	$28,359,568	$18,057,989	$37,370,756	$25,502,450	$39,963,680
Ship broker commissions	(184,781)	(184,781)	(184,781)	(138,206)	(148,422)
Management fee (1)	(281,406)	(340,381)	(366,421)	(187,500)	(260,500)
Administrative expenses (2)	—	—	—	(111,119)	(969,421)
Directors insurance	(72,333)	(86,667)	(101,666)	(75,000)	(79,998)
Depreciation	(6,831,040)	(6,831,040)	(6,831,040)	(5,123,280)	(5,123,280)

Net operating income	20,990,008	10,615,120	29,886,848	19,867,345	33,382,059

Interest income	189,244	21,409	26,462	19,975	41,849
Interest expense	(1,769,000)	(1,764,424)	(1,797,981)	(1,340,167)	(1,320,020)
Other financial charges	(24,776)	(24,837)	(15,040)	(11,329)	(78,670)

Net financial items	(1,604,532)	(1,767,852)	(1,786,559)	(1,331,521)	(1,356,841)

Net profit	$19,385,476	$8,847,268	$28,100,289	$18,535,824	$32,025,218

Basic and diluted earnings per share	$2.00	$0.91	$2.89	$1.91	$3.30
Cash dividends declared per share	3.87	1.35	3.05	2.68	3.73

Weighted average shares outstanding basic and diluted	9,706,606	9,706,606	9,706,606	9,706,606	9,706,606

Other Financial Data:
Net cash from operating activities	$36,272,600	$12,750,908	$29,893,551	$26,496,596	$36,207,539
Dividends paid	37,564,658	13,103,993	29,605,410	26,013,874	36,205,927

Selected Balance Sheet Data (at period end):
Cash and cash deposit	$630,868	$277,783	$565,924	$760,505	$567,536
Total assets	142,658,488	138,579,559	136,896,298	130,920,939	133,584,090
Total debt	30,816,666	32,232,462	31,188,322	31,487,892	31,137,823
Shareholders’ equity	111,841,822	106,347,097	105,707,976	99,433,047	102,446,267

(1)	The management fees for the years ended December 31, 2001, 2002, and 2003 include administrative expenses of $31,406, $90,381 and $116,421, respectively.
(2)	The administrative expenses for the nine months ended September 30, 2004, include expenses associated with our transition to an operating company.

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the following risk factors relating to our common shares and our business in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to invest in our common shares.

Industry Specific Risk Factors

The cyclical nature of the tanker industry may lead to volatile changes in charter rates and vessel values which may adversely affect our earnings.

If the tanker market, which has been cyclical, is depressed in the future, our earnings and available cash flow may decrease. Our ability to recharter our vessels or to sell them on the expiration or termination of their charters and the charter rates payable under our two spot market related time charters, the spot charters we expect to enter into, or any renewal or replacement charters, will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker capacity include,

•	demand for oil and oil products,

•	supply of oil and oil products,

•	global and regional economic conditions,

•	the distance oil and oil products are to be moved by sea, and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries,

•	the scrapping rate of older vessels,

•	conversion of tankers to other uses,

•	the number of vessels that are out of service, and

•	environmental concerns and regulations.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. Changes in demand for transportation of oil over longer distances and supply of tankers to carry that oil may materially affect our revenues, profitability and cash flows. Two of our vessels are currently operated under time charters to BP Shipping on market related rates and we plan to operate our newly acquired vessel in the spot market over the near term. We cannot assure you that we will receive any minimum level of charterhire for the vessels on time charters to BP Shipping or for the vessels operated in the spot market.

Any decrease in spot charter rates in the future may adversely affect our earnings.

Our two vessels chartered to BP Shipping operate on time charters with spot market related rates and we plan to operate our newly acquired vessel in the spot market over the near term. We may enter into spot charters for any additional vessels that the we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. While the tanker spot market is currently high, that market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. We cannot assure you that future spot charters will be available at rates sufficient to enable our vessels trading in the spot market to operate profitably.

Normally, tanker markets are stronger in the fall and winter months (the fourth and first quarters of the calendar year) in anticipation of increased oil consumption in the northern hemisphere during the winter months. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. Seasonal variations in tanker demand and, as a result, in charter rates will affect any spot market related rates that we may receive.

Compliance with safety, environmental and other governmental and other requirements may adversely affect our business.

The shipping industry is affected by numerous regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such tankers operate, as well as in the country or countries in which such tankers are registered. These regulations include the U.S. Oil Pollution Act of 1990, or OPA, the International Convention on Civil Liability for Oil Pollution Damage of 1969, International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002, each of which imposes environmental, technical, safety, operational or financial requirements on us. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. Regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and may limit our ability to operate our business or require significant capital expenditures be incurred on our vessels to keep them in compliance.

The value of our vessels may fluctuate and could result in a lower price of our common shares.

Tanker values have generally experienced high volatility. You should expect the market value of our oil tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels, thereby adversely impacting our liquidity, or result in a breach of our loan covenants, which could result in defaults under the Credit Facility. If we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders’ equity. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings. Any such reduction could result in a lower share price.

Shipping is an inherently risky business involving global operations and our vessels are exposed to international risks which could reduce revenue or increase expenses.

Shipping companies conduct global operations. Our vessels are at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping lanes and result in market disruptions.

Terrorist attacks, such as the attacks on the United States on September 11, 2001, and other acts of violence or war may affect the financial markets and our business, results of operations and financial condition.

Terrorist attacks such as the attacks on the United States on September 11, 2001 and the United States’ continuing response to these attacks, as well as the threat of future terrorist attacks, continues to cause uncertainty in the world financial markets, including the energy markets. The continuing conflict in Iraq may lead to additional acts of terrorism, armed conflict and civil disturbance around the world, which may contribute to further, instability, including in the oil markets. Terrorist attacks, such as the attack on the M.T. Limburg in Yemen in October 2002, may also negatively affect our trade patterns or other operations and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

Arrests of our vessels by maritime claimants could cause a significant loss of earnings for the related off hire period.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the “sister ship” theory of liability applies, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we own.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Although we, as owner, would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

Company Specific Risk Factors

We cannot guarantee that we will continue to make cash distributions.

We have made distributions quarterly since September 1997. It is possible that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. The Credit Facility prohibits the declaration and payment of dividends if we are in default under it. We refer you to the section entitled “Our Business– Our Credit Facility” for more details. In addition, the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors and compliance with Bermuda law, and may be dependent upon the adoption at the annual meeting of shareholders of a resolution effectuating a reduction in our share premium in an amount equal to the estimated amount of dividends to be paid in the next succeeding year. We refer you to the section entitled “Our Dividend Policy” for more details. We cannot assure you that we will pay dividends at rates previously paid or at all.

We may not be able to grow or to effectively manage our growth.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions,

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures,

•	integrate any acquired tankers or businesses successfully with our existing operations,

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet,

•	identify additional new markets,

•	improve our operating and financial systems and controls, and

•	obtain required financing for our existing and new operations.

Our failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. The number of employees of Scandic American Shipping, Ltd., or the Manager, that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to require the Manager to hire more employees or adequately improve those systems. In addition, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower dividends per share. If we are unable to execute the points noted above, our financial condition and dividend rates may be adversely affected.

We are dependent on the Manager and there may be conflicts of interest arising from the relationship between our Chairman and the Manager.

Our success depends to a significant extent upon the abilities and efforts of the Manager and our management team. Our success will depend upon our and the Manager’s ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Herbjørn Hansson, our Chairman, President and Chief Executive Officer, is also an owner of the Manager. In addition, one of our directors is also an owner of the Manager. The Manager may engage in business activities other than with respect to the Company. The fiduciary duty of a director may compete with or be different from the interests of the Manager and may create conflicts of interest in relation to that director’s duties to the Company.

An increase in operating costs could adversely affect our cash flow and financial condition.

Under the original bareboat charters to BP Shipping, BP Shipping was responsible for operating and voyage costs. Under the time and spot charters of three of our four vessels, we will be responsible for many of such costs. Our vessel operating expenses include the costs of crew, fuel (for spot chartered vessels), provisions, deck and engine stores, insurance and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to insurance and enhanced security measures implemented after September 11, 2001 and fuel, have been increasing. In addition, if our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these costs would decrease earnings and dividends per share.

Our vessels operate in the highly competitive international tanker market.

The operation of tanker vessels and transportation of crude and petroleum products and the other businesses in which we operate are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Purchasing and operating secondhand vessels may result in increased operating costs which could adversely affect our earnings and as our fleet ages, the risks associated with older vessels could adversely affect our operations.

Our current business strategy includes additional growth through the acquisition of additional new and secondhand vessels, including the vessel we will take delivery of in November 2004. While we will normally inspect secondhand vessels prior to purchase, this does not normally provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Also, we may not receive the benefit of warranties from the builders if the vessels we buy are older than one year. We will not receive the benefit of any builder warranties in connection with our newly acquired vessel.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that as our vessels age market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Servicing our debt limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

We must dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes including making distributions to shareholders and further equity or debt financing in the future. The Credit Facility bears interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. In addition, if we elect to convert amounts drawn under our $250 million facility into a term loan we will be required to repay principal of such loans in semi-annual installments. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. In addition, our current policy is not to accumulate cash, but rather to distribute our available cash to shareholders. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital,

•	refinancing or restructuring our debt,

•	selling tankers or other assets, or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under the Credit Facility, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral securing that debt, which constitutes our entire fleet and substantially all of our assets.

The Credit Facility contains restrictive covenants which may limit our liquidity and corporate activities.

The Credit Facility imposes operating and financial restrictions on us. These restrictions may limit our ability to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under the Credit Facility or if there is another default under the Credit Facility,

•	incur additional indebtedness, including the issuance of guarantees,

•	create liens on our assets,

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel,

•	sell our vessels,

•	merge or consolidate with, or transfer all or substantially all our assets to, another person, and

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

Shipping is an inherently risky business and our insurance may not be adequate to cover all our losses.

There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. We cannot assure investors that our insurance will protect us against all risks. We may not be able to maintain adequate insurance coverage at reasonable rates for our fleet in the future and the insurers may not pay particular claims. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our financial condition. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows and place strains on our liquidity and capital resources.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks.

The charterers of our vessels pay us in U.S. dollars. While we incur most of our expenses in U.S. dollars, we have in the past incurred expenses in other currencies, most notably the Norwegian Kroner. Declines in the value of the U.S. dollar relative to the Norwegian Kroner, or the other currencies in which we incur expenses, would increase the U.S. dollar cost of paying these expenses and thus would adversely affect our results of operations.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves, attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be characterized as U.S. source shipping income and such income will be subject to a 4% United States federal income tax unless that corporation is entitled to a special tax exemption under the Code which applies to the international shipping income derived by certain non-United States corporations. We expect that we qualify for this statutory tax exemption and we will take this position for U.S. tax return reporting purposes. However, there are several risks that could cause us to become taxed on our U.S. source shipping income. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status.

If we are not entitled to this statutory tax exemption for any taxable year, we could be subject for any such year to a 4% United States federal income tax on our U.S. source shipping income. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

If U.S. tax authorities were to treat us as a “passive foreign investment company,” that could have adverse consequences on U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company” for U.S. Federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” Those holders of a passive foreign investment company who are citizens or residents of the United States or domestic entities would alternatively be subject to a special adverse U.S. Federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company.

Based on our current operations and future projections, we believe that we will no longer be a passive foreign investment company with respect to the taxable year 2005 and thereafter. Any noncorporate shareholders who made an election at the time of acquisition of our common shares to treat us as a “qualified electing fund” for federal income tax purposes should be eligible to treat dividends paid by us after 2005 as “qualifying dividend income” for such tax purposes. Since we expect to derive more than 25% of our income each year from our time chartering and voyage chartering activities, we believe that such income will be treated for relevant U.S. Federal income tax purposes as services income, rather than rental income. Correspondingly, such income should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income (which should constitute more than 50% of our assets each year), in particular our vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company in any taxable year. However, no assurance can be given that the Internal Revenue Service will accept this position or that we would not constitute a passive foreign investment company for any future taxable year if there were to be changes in the nature and extent of our operations.

Risks Relating to Our Common Shares

Our common share price may be highly volatile and future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Investors in our common shares may not be able to resell their shares at or above their purchase price due to those factors, which include the risks and uncertainties set forth in this report.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and by-laws and The Companies Act, 1981 of Bermuda (the “Companies Act”) govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of The Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, the principles governing Section 111 have not been well developed.

It may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in the Islands of Bermuda. Substantially all of our assets and those of our subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located (1) would enforce judgments of U.S. courts obtained in actions against based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based upon these laws.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $              million. We have entered into a purchase agreement with an unrelated third party for one double-hull Suezmax tanker, to be delivered in November 2004, for a purchase price of $66 million and expect to use the Credit Facility to finance that purchase in whole or in part. We plan to use a portion of the net proceeds from this offering to repay any amounts drawn under the Credit Facility for that purpose. We may use any balance of the net proceeds for general corporate purposes, including repaying existing and future indebtedness and any future vessel acquisitions.

OUR DIVIDEND POLICY

Our policy is to declare quarterly distributions to shareholders each January, April, July and October, substantially equal to our available cash from operations during the previous quarter after expenses and reserves as the Board of Directors may from time to time determine are required, taking into account contingent liabilities, the terms of the Credit Facility, our other cash needs and the requirements of Bermuda law.

In times when we have debt outstanding, we intend to limit our dividends per share to the amount that we would have been able to pay if we were financed entirely with equity such that (i) the available cash from operations as determined by the Board would be deemed to exclude interest expense with respect to such outstanding debt and (ii) the number of shares outstanding would be deemed to include an additional number of shares which, if issued, would generate proceeds sufficient to have repaid such outstanding debt as of the beginning of the related period (based on the market price of our common shares as of the determination date). The Board of Directors may review and amend our dividend policy and strategy from time to time, in light of the Company’s plans for future growth and other factors.

We believe that the purchase of the additional Suezmax tanker in November 2004 combined with this equity offering will enable us to pay a higher dividend per share than we would have been able to pay without revenue from this additional vessel, this offering and the application of the proceeds from this offering to repay amounts drawn under the Credit Facility to purchase the vessel. In the four quarters of 2003 we paid aggregate dividends of $3.05 per share and in the four quarters of 2004, including the dividend declared in the fourth quarter, we will pay aggregate dividends of $4.84 per share. Giving effect to the acquisition of the additional Suezmax tanker, employment of that vessel in the then prevailing spot market (including our bearing operating expenses that are typical for vessels operated in the spot market) and the completion of this offering of 2,732,240 common shares at an assumed price of $36.60 per share (the average of the high and low market prices for our common shares as reported on the American Stock Exchange for the month of October 2004), in each case as of October 1, 2002, we estimate that under our current dividend policy we would have been able to pay an aggregate dividend of $3.37 per share in the four quarters of 2003 and an aggregate $5.37 per share in the four quarters of 2004.

We paid an aggregate dividend of $2.56, $3.87, $1.35 and $3.05 per share in each of the years 2000, 2001, 2002 and 2003, respectively. The tanker charter market is highly volatile, and we cannot accurately predict the amount of cash distributions that we may make in any period. Factors beyond our control may affect the charter market for our vessels and our charterers’ ability to satisfy their contractual obligations to us, and we cannot assure you that the estimated dividends described above will actually be declared. In particular, the estimated dividends are based on past charter rates that are not necessarily representative of future rates, and which are subject to volatile changes due to the cyclical nature of the tanker market. The amounts estimated above are not intended to constitute pro forma financial information within the meaning of regulations promulgated by the Securities and Exchange Commission but, in our view, were determined on a reasonable basis, and reflect our best currently available estimates and judgments. The estimates do not represent actual results and should not be relied upon as being necessarily indicative of future results, and investors are cautioned not to place undue reliance on this information. Neither our independent auditors, nor any other independent accountants, have performed any procedures with respect to, expressed any opinion of, or assumed any responsibility for, the estimated amounts.

Under Bermuda law a company may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the sum of its liabilities and its issued share capital and share premium accounts. As a result, in future years, if the realizable value of our assets decreases, or our liabilities increase, our ability to pay dividends may require our shareholders to approve resolutions reducing our share premium account by transferring an amount to our contributed surplus account.

There can be no assurance that we will not have liabilities, including extraordinary expenses, which could include costs of claims and related litigation expenses or that we will not have contingent liabilities for which reserves are required. In addition, for a description of the restrictions on the payment of dividends contained in the Credit Facility, we refer you to “Our Business—Our Credit Facility.”

PRICE RANGE OF COMMON SHARES

Effective prior to or as of the date of this prospectus supplement, the primary trading market for our common shares is the New York Stock Exchange, or the NYSE, on which our shares have been listed under the symbol “NAT.” The secondary trading market for our common shares is the Oslo Stock Exchange, or the OSE, on which our shares are also listed under the symbol “NAT.” The high and low market prices for our common shares as reported by the American Stock Exchange, on which our common shares were traded until November     , 2004, for July 2004 were $37.75 and $29.60, respectively, for August 2004 were $33.43 and $25.00, respectively, for September 2004 were $36.00 and $29.55, respectively, and for October 2004 were $40.20 and $31.15, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004 on a historical basis and on an as adjusted basis to give effect to:

•	the refinancing of our $30 million term loan using the $50 million revolving facility portion of the Credit Facility,

•	the acquisition of one double-hull Suexmax tanker for a purchase price of $66 million,

•	this offering,

•	the application of net proceeds of this offering as described under “Use of Proceeds,” assuming any remaining net proceeds are used to repay amounts outstanding under the Credit Facility, and

•	the issuance of 194,132 restricted common shares to the Manager on October 28, 2004 in connection with an amendment to our management agreement, or the Management Agreement.

You should read the adjusted capitalization table information below in connection with “Use of Proceeds,” “Prospectus Supplement Summary—Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	September 30, 2004
	Actual	As Adjusted
Debt:
$30 million term loan	$30,000,000
Credit Facility	$—

Total debt	$30,000,000

Shareholders’ equity:
Common shares, $.01 par value, authorized actual (9,706,606 shares) and as adjusted ( shares) (1)	$97,066
Additional paid-in capital (1)	$102,483,135

Total shareholders’ equity	$102,580,201

Total capitalization	$132,580,201

(1)	Common shares and Additional paid-in capital excludes:
•	400,000 common shares reserved for issuance under our 2004 Stock Incentive Plan,
•	any additional shares granted to the Manager in connection with an amendment to the Management Agreement and this offering, and
•	the underwriters’ option to cover over-allotments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

Operating Results

For the period ending September 30, 2004, our only source of income was from our three vessels under the BP Charters.

Our revenues from charterhire increased 56.7% for the nine months ended September 30, 2004 to $39,963,680 or $48,618 per day per vessel (time charter equivalent of $55,742 per day per vessel) compared to $25,502,450 or $31,139 per day per vessel (time charter equivalent of $23,243 per day per vessel) for nine months ended September 30, 2003. Charterhire revenue for the nine months ended September 30, 2004 and 2003 was derived from Base Hire of $11,157,740 ($13,574 per day per vessel) and Additional Hire of $28,805,940 ($35,044 per day per vessel). Additional Hire was $14,445,950 for the nine month period ended September 30, 2003.

Management, insurance and administrative costs, or MI&A, for the nine months ended 2003 and 2004 were $511,825 and $1,458,341, respectively. Our MI&A for each nine month period consisted of ship brokers commissions of approximately $143,000 and fixed management fees of $187,500. The increase in costs of $946,516 from the nine months ended 2004 compared to the same period in 2003 is mainly due to costs associated with the transition to an operating company. Depreciation expense approximated $5,123,280 for each nine month period ended September 30, 2004 and 2003.

Liquidity and Capital Resources

Our cash flows for the period ending September 30, 2004 are primarily from charterhire revenue.

Cash flows provided by operating activities increased for the nine months ended September 30, 2004 to $36,207,539 compared to the same period in 2003 due primarily to the increase in net profit and an increase in accounts receivable due to additional hire awarded. Cash flow used in financing activities for the nine months ended September 30, 2004 increased 39.2% to $36,205,927 compared to the same period in 2003 due to the increase in dividends paid during 2004.

Our total assets at September 30, 2004 were $133,584,090 compared to $130,920,939 at September 30, 2003. Cash held at September 30, 2004 was $567,536. Through September 30, 2004, there have been no cash flows from investing activities.

Subsequent Event

We have refinanced our $30 million loan with proceeds from the Credit Facility.

In October 2004, the Company entered into an agreement to purchase a vessel for a purchase price of $66 million.

INDUSTRY

Overview

The tanker industry provides oil transportation between oil producing and consuming nations. Almost one-half of the world’s crude oil production is transported by sea. There are primarily two types of operators that provide seaborne oil and petroleum products transportation services: major integrated oil companies with captive fleets (both private and state-owned) and independent shipowners. Both types of operators transport oil under short term contracts (including single voyage spot charters) and long term charters with oil companies, oil traders, petroleum product producers and government agencies. The oil companies use their fleets to transport their own oil as well as to transport oil for third party charterers in direct competition with independent shipowners in the tanker charter market.

A significant and ongoing shift toward quality in vessels and operations has taken place in the last decade as charterers and regulators increasingly focus on safety and protection of the environment. Since 1990, there has been an increasing emphasis on environmental protection through legislation and regulations such as OPA, IMO, protocols and Classification Society procedures, demanding higher-quality tanker construction, maintenance, repair and operations. Operators that have proven an ability to seamlessly integrate these required regulatory and safety parameters into their operations are being rewarded. For example, the emergence of vessels equipped with double hulls represented a differentiation in vessel quality and enabled such vessels to command higher rates in the spot charter markets. The effect has been a shift in major charterers’ preference towards greater use of double hulls and, therefore, more difficult trading conditions for older single-hull vessels. These changes are reflected in the sharp increase in scrapping of older vessels during periods of weaker market conditions in recent years. As a result, the net increase in transportation capacity for Suezmax tankers has been low during this period.

The combination of high oil demand growth, low petroleum inventories, longer transportation distances and subdued fleet growth has pushed tanker utilization above 90% (full capacity utilization with a normal fleet productivity) and charter rates to all-time highs.

From 1998, the spot rate for Suezmax tankers has developed as follows:

Suezmax Tanker Spot Rate

(Time Charter Equivalent)

Source: R.S. Platou

Vessel Classification

The oil tanker fleet is generally divided into six major categories of vessels, based on carrying capacity. A tanker’s carrying capacity is measured in dwt, which is the amount of crude oil measured in metric tons that the vessel is capable of loading. To minimize the cost of shipping, tanker charterers transporting crude oil will typically charter the largest vessel that meets the specific port and canal size restrictions for the voyage. The six types of vessels, categorized according to their size in dwt, are presented below:

		Worldwide Fleet
Tanker Type	Size Range (dwt)	Number of Vessels	Aggregate Capacity (‘000 dwt)	% of Total Capacity
ULCC	>320,000	8	3,159	1.0%
VLCC	200,000 - 320,000	437	125,815	41.4%
Suezmax	120,000 - 200,000	304	45,232	14.9%
Aframax	80,000 - 120,000	628	62,511	20.6%
Panamax	60,000 - 80,000	294	19,297	6.4%
Handymax/Handysize	10,000 - 60,000	1,425	47,625	15.7%

Source:	Fearnleys Bulk Fleet Update, October 31, 2004

ULCCs and VLCCs carry the largest percentage of crude oil, mainly on long-haul voyages from the Arabian Gulf to the United States, Asia and Western Europe. However, ULCCs and VLCCs have limited trading routes due to port constraints with respect to large vessels.

Suezmax tankers engage in long- and medium-haul crude oil trades, such as from West Africa and the North Sea to the United States. Aframax vessels generally engage in both medium- and short-haul trades and carry crude oil or petroleum products. Unlike smaller vessels, Aframax and Suezmax vessels are large enough to allow them to benefit from economies of scale in some regional markets. However, they also have access to a wide range of ports, many of which are not accessible by larger vessels such as ULCCs and VLCCs, and are particularly well suited for trading in regional markets, including the Atlantic basin. Panamax and smaller tankers mostly transport petroleum products in short- to medium-haul trades.

Tanker Demand Drivers

Overview

Tanker demand is a function of global trends in oil consumption and oil production, with a particular emphasis on the geographic location of both the consumers and the producers. Consumption and production trends are in turn influenced by a combination of economic growth, oil prices and weather conditions. Tonnage of oil shipped is also influenced by the cost and availability of transportation alternatives such as pipelines.

Oil demand

Oil demand has grown at a compound annual growth rate of 1.6% over the past ten years. In addition, oil demand has consistently grown every year for over 40 years, except for two periods: 1974 to 1975 and 1980 to 1983. Demand growth was weak in the early part of this decade following the sharp increase in oil prices since 1999 and the ensuing recession in industrialized countries. During the past year growth has increased, led by strong economic performance in China and the recovery in the United States. The International Energy Agency, or IEA, recently upgraded its outlook for global demand growth through 2004. The IEA expects world oil demand to increase by 3.4% in 2004. Longer-term, the IEA expects global oil demand to grow at an overall rate of 1.6% per year. Growth in the mature Organisation for Economic Co-operation and Development, or OECD, regions, which include North America, Europe and Australia, is expected to be less than 1.0% per year while growth in the emerging Asian economies is expected to be between 3.0% and 4.0% per year. Given that Asia is a net importer of oil, we expect this trend to result in increased tanker demand.

Oil production and reserves

There are significant differences in reserves, geological profiles, and production costs in the various oil producing regions of the world. While swings in oil prices, technological advances and government energy policies can influence production trends in the short to medium term, the level of oil reserves will ultimately determine production trends in the long term.

Countries in the Middle East have nearly twice the proved reserves of all of the other countries combined, which will continue to drive long and medium haul seaborne transportation.

World oil production is expected to eclipse 82 million barrels per day in 2004. OPEC countries located in the Middle East are expected to supply approximately 28% of this volume. Given the dominance of world oil reserves located in this region, this share is expected to grow in coming years as oil fields in other parts of the world gradually reach maturity and begin a process of natural decline. The length of transportation distances between the Middle East and consuming areas means that such a trend would boost ton-miles (the product of volumes and transport distances) and would be beneficial for tanker demand.

Major consumers, producers, importers and exporters of oil

The United States is the largest consumer and importer of oil, and China is the fastest growing importer of oil. The Middle East and the former Soviet Union, or FSU, are the largest producers and, together with the West Africa, the largest exporters of oil, making them the primary drivers of long- and medium-haul seaborne transportation. The FSU is the fastest growing exporter of crude oil and generates demand for medium-haul transportation.

Crude oil inventories

The level of oil inventories is an important element of tanker demand because it indicates the available cushion in the oil industry to absorb unexpected events. Typically, low inventories will raise the importance of tanker transportation in providing incremental supply to meet higher oil demand or shortfalls in production. Currently, U.S. commercial oil inventories (crude and products) are near their five-year lows and OECD commercial oil inventories are in the bottom half of their five-year range. This decrease has taken place over a protracted period and reflects both major oil companies’ drive to reduce capital employed as well as OPEC’s desire for higher oil prices. The result for the tanker industry has been that its role in the supply logistics of the oil market has increased.

Demand for oil fluctuates with the different seasons and in response to price swings and unforeseen events. As inventory levels have declined, producers with excess capacity have been relied upon to balance such swings. These producers are mainly located in the Middle East and are net exporters of oil, which means demand for tankers is also highly correlated to such fluctuations.

Continued low inventories would in all likelihood result in continued volatility in tanker rates as demand for tonnage responds to swings in regional oil balances. A general increase in inventory levels would likely reduce this volatility but would involve a period of above-trend tanker demand.

Tanker Supply Drivers

Overview

The supply of tankers increases with deliveries of newbuildings, and decreases with scrapping of older vessels and loss of tonnage as a result of casualties and conversion of vessels to other uses, such as floating production and storage facilities. The supply of tankers is measured both in the number of vessels and in aggregate dwt.

Newbuildings

Typically, newbuildings are delivered 18 to 36 months after they are ordered, depending on the available capacity of the shipyard. Shipyard capacity for 2005, 2006 and most of 2007 has already been committed and, as a result, a large tanker ordered today is unlikely to be delivered until 2008.

Scrapping

Vessel owners often conclude that it is more economical to scrap a vessel that has exhausted its useful life than to upgrade the vessel to maintain it in-class. A vessel is deemed to be “in-class” if the surveyors of a classification society determine that the vessel conforms to the standards and rules of that classification society. In many cases, particularly when tankers reach 25 years of age, the costs of conducting the special survey and performing associated repairs, such as the replacement of steel plate, in order to maintain a vessel in-class may not be economically efficient. Customers, insurance companies and other industry participants use the survey and classification regime to obtain reasonable assurance of a vessel’s seaworthiness, and vessels must be certified as in-class in order to continue to trade (i.e., to be admitted to ports worldwide). In addition, regulations set by the IMO impose significant restrictions on tankers trading beyond 25 years of age.

Scrapping of most of the vessels delivered in the mid-1970s, as they near the end of their useful lives, in conjunction with customers’ preference for younger vessels, has changed the tanker business in recent years and is expected to continue to do so during the next several years. Factors affecting the amount of tonnage scrapped include market conditions and second hand vessel values in relation to scrap prices. Scrap prices are currently at a modern-day high of $360 per light weight ton, or the weight of the tanker unloaded. Approximately 26% of the worldwide Suezmax vessel fleet is single-hull. IMO regulations requiring the accelerated phase-out of single-hull tankers could result in the elimination of these vessels from most major crude routes by the end of 2010.

OUR BUSINESS

Our Fleet

Our fleet, including the vessel we have agreed to acquire in November 2004, consists of four modern double-hull Suezmax tankers. We were formed in June 1995 for the purpose of acquiring and chartering three Suezmax tankers that were completed in 1997. We expect to take delivery of our new vessel in late November 2004. The following chart provides information regarding each vessel, including its employment status.

Vessel	Yard	Year Built	Dwt	Employment Status (Expiration Date)	Flag
British Harrier	Samsung	1997	151,459	Bareboat (Nov. 2009)(1)	Isle of Man
Nordic Hawk	Samsung	1997	151,459	TC (Oct. 2007)	Bahamas
Nordic Hunter	Samsung	1997	151,459	TC (Oct. 2007)	Bahamas
Wilma Yangtze	Dalian New	1997	149,591	Spot(2)	Norway

TC	= Time Chartered
(1)	The bareboat charter of the British Harrier to Gulf Navigation will begin upon redelivery of the vessel to us by BP Shipping in November 2004.
(2)	After a short term bareboat charter to the present owner, we plan to deploy the Wilma Yangtze in the spot market over the near term, commencing in the beginning of February 2005.

Our Charters

We operate our vessels on bareboat charters, time charters and in the spot market. Our goal is to manage our cash flows through the use of fixed-rate bareboat and time charters for part of our fleet, while taking advantage of potentially higher market rates through time charters with spot market related rates and voyage charters.

Bareboat Charters

We have chartered one of our vessels under a bareboat charter to Gulf Navigation, for a period of five years, terminating in the fourth quarter of 2009, subject to two one-year extensions at Gulf Navigation’s option. Under the terms of the bareboat charter, Gulf Navigation is obligated to pay a fixed charterhire of $17,325 per day for the entire charter period. The charterhire is payable to us monthly in advance. Under certain circumstances, including in the event the vessel is lost, the bareboat charter will be deemed terminated and Gulf Navigation will not be obligated to pay the charterhire.

During the charter period, Gulf Navigation will generally be responsible for operating and maintaining the vessel and will bear all costs and expenses with respect to the vessel. During the bareboat charter period, we have the responsibility to insure the vessel at our expense against hull and machinery and war risks. However, Gulf Navigation is required to insure against protection and indemnity risks. Upon the expiration of the bareboat charter, Gulf Navigation is required to redeliver the vessel in the same or as good structure, state, condition and class as that in which the vessel was delivered, fair wear and tear not affecting class excepted.

Under the terms of the bareboat charter, Gulf Navigation has agreed to indemnify us against any loss, damage or expense incurred by us arising out of the operation of the vessel by Gulf Navigation and against any lien arising out of an event occurring during the charter period.

Time Charters

We have chartered two of our vessels under spot market-related time charters to BP Shipping for a period of three years each, terminating between September 1 and October 31, 2007. The amount of charterhire payable under the charters to BP Shipping is based on a formula designed to generate earnings to us as if we had operated the vessels in the spot market on two routes used for the calculation, less 5%. Since the charterhire paid to us will be based on this formula, at times, the charterhire payable may be higher or lower than rates achieved by other tanker operators in the spot market operating on these or other routes. The charterhire is payable to us monthly.

Under the time charters, BP Shipping will generally be responsible for, among other things, the cost of all fuels with respect to the vessels (with certain exceptions, including during off-hire periods), port charges, and costs related to towage, pilotage, mooring loading and discharging facilities and services. Under time charters and voyage charters discussed below, we are generally required, among other things, to keep the related vessel seaworthy, to crew and maintain the vessel and to comply with applicable regulations. We are also required to insure the related vessel against protection and indemnity risks, hull and machinery and war risks, and provide standard oil pollution insurance cover. If any off hire period exceeds thirty consecutive days, BP Shipping will have the option to terminate the charter.

Spot Charters

After a short term time charter to the present owner, we plan to deploy our newly acquired vessel in the spot market commencing January 2005 over the near term. Tankers operating in the spot market typically are chartered for a single voyage which may last up to several weeks. Tankers operating in the spot market may generate increased profit margins during improvements in tanker rates, while tankers operating fixed-rate time charters generally provide more predictable cash flows.

Under a typical voyage charter in the spot market, we will be paid freight on the basis of moving cargo from a loading port to a discharge port. We will be responsible for paying both operating costs and voyage costs and the charterer will be responsible for any delay at the loading or discharging ports.

Our Credit Facility

In October 2004, we have entered into the Credit Facility, which consists of a $50 million revolving credit facility and a $250 million revolving credit facility. The $50 million facility will mature in October 2007 and the $250 million facility will mature in October 2005, unless we exercise our one-year extension option or our option to convert any drawn amounts to a five-year term loan. Amounts borrowed under the Credit Facility will bear interest at a rate equal to LIBOR plus a margin of 0.80% to 1.20% per year (depending on the loan to vessel value ratio). We will use the Credit Facility to finance the acquisition of our new vessel and will repay these borrowings from a portion of the net proceeds of this offering. We intend to draw additional amounts under the Credit Facility in connection with future vessel acquisitions.

The Credit Facility will be secured by mortgages over our existing and new vessels and assignments of earnings and insurances, and drawings will be available subject to loan to vessel value ratios. The terms and conditions of the Credit Facility require compliance with certain restrictive covenants, which we feel are consistent with loan facilities incurred by other shipping companies. Under the Credit Facility, we are, among other things, required to

•	maintain certain loan to vessel value ratios,

•	maintain a book equity of no less than $75 million,

•	remain listed on a recognized stock exchange and

•	obtain the consent of the lenders prior to creating liens on our vessels.

The Credit Facility provides that we may not pay dividends if there is a default under the Credit Facility. We will be able to pay dividends in accordance with our dividend policy as long as we repay any amounts drawn under the $250 million facility within one year from the closing of the Credit Facility and are not otherwise in default of the Credit Facility.

MANAGEMENT

Directors and Senior Management of the Company and the Manager

Pursuant to the Management Agreement, with Scandic American Shipping Ltd., or the Manager, the Manager provides management, administrative and advisory services to us. The Manager is owned by Herbjørn Hansson, our Chairman, and Andreas Ove Ugland, one of our directors, and may engage in business activities other than with respect to the Company.

Set forth below are the names and positions of the directors of the Company and executive officers of the Company and the Manager. The directors of the Company are elected annually, and each director elected holds office until a successor is elected. Officers of both the Company and the Manager are elected from time to time by vote of the respective board of directors and hold office until a successor is elected.

The Company

Name	Age	Position
Herbjørn Hansson	56	Chairman, Chief Executive Officer and President
Rolf Amundsen	59	Chief Financial Officer
Hon. Sir David Gibbons	77	Director
George C. Lodge	77	Director
Andreas Ove Ugland	49	Director
Torbjørn Gladsø	57	Director
Peter Bubenzer	49	Secretary

The Manager

Name	Age	Position
Herbjørn Hansson	56	Director, President and Chief Executive Officer
Rolf Amundsen	59	Chief Financial Officer
Jan Erik Langangen	54	Executive Vice President—Business Development and Legal
Turid Sørensen	44	Treasurer and Controller

Certain biographical information with respect to each director and executive officer of the Company and the Manager listed above is set forth below.

Herbjørn Hansson earned his M.B.A. at the Norwegian School of Economics and Business Administration and Harvard Business School. In 1974 he was employed by the Norwegian Shipowners’ Association. In the period from 1975 to 1980, he was Chief Economist and Research Manager of INTERTANKO, an industry association whose members control about 75% of the world’s independently owned tanker fleet, excluding state owned and oil company fleets. During the 1980s, he was Chief Financial Officer of Kosmos/Andres Jahre, at the time one of the largest Norwegian based shipping and industry groups. In 1989, Mr. Hansson founded Ugland Nordic Shipping AS, or UNS, which became one of the world largest owners of specialized shuttle tankers. He served as Chairman in the first phase and as Chief Executive Officer as from 1993 to 2001 when UNS, under his management, was sold to Teekay Shipping Corporation, or Teekay, for $780 million. He continued to work with Teekay, most recently as Vice Chairman of Teekay Norway AS, until he started working full-time for the Company on September 1, 2004. Mr. Hansson is the founder and has been Chairman and Chief Executive Officer of the Company since its establishment in 1995. He also is a member of various governing bodies of companies within shipping, insurance, banking, manufacturing, national/international shipping agencies including classification societies and protection and indemnity associations. Mr. Hansson is fluent in Norwegian and English, and has a command of German and French for conversational purposes.

Rolf Amundsen was appointed Chief Financial Officer by the Board of Directors on June 10, 2004, and has served as the Investor Relations Officer since the beginning of 2004. He has an M.B.A. in economics and business administration, and his entire career has been in international banking. Previously, Mr. Amundsen has served as the president of the financial analysts society in Norway. Mr. Amundsen served as the chief executive officer of a Nordic investment bank for many years, where he established a large operation for the syndication of international shipping investments.

Sir David Gibbons has been a director of the Company since September 1995. Sir David served as the Premier of Bermuda from August 1977 to January 1982. Sir David has served as Chairman of The Bank of N.T. Butterfield and Son Limited from 1986 to 1997, Chairman of Colonial Insurance Co. Ltd. since 1986 and as Chief Executive Officer of Edmund Gibbons Ltd. since 1954.

George C. Lodge has been a director of the Company since September 1995. Professor Lodge has been a member of the Harvard Business School faculty since 1963. He was named associate professor of business administration at Harvard in 1968 and received tenure in 1972.

Andreas Ove Ugland has been a director of the Company since February 1997. Mr. Ugland has also served as director and Chairman of Ugland International Holding plc, a shipping/transport company listed on the London Stock Exchange, Andreas Ugland & Sons AS, Grimstad, Norway, Høegh Ugland Autoliners AS, Oslo and Buld Associates Inc., Bermuda. Mr. Ugland has had his whole career in shipping in the Ugland family owned shipping group. Mr. Ugland is a shareholder and the Chairman of the Manager.

Torbjørn Gladsø has been a director of the Company since October 2003. Mr. Gladso is a partner in Saga Corporate Finance AS. He has extensive experience within investment banking since 1978. He has been the Chairman of the Board of the Norwegian Register of Securities and Vice Chairman of the Board of Directors of the Oslo Stock Exchange.

Jan Erik Langangen is the Executive Vice President, Business Development and Legal, of the Manager. Mr. Langangen previously served as the Chief Financial Officer from 1979 to 1983, and as Chairman of the Board from 1987 to 1992, of Statoil, an oil and gas company that is controlled by the Norwegian government and that is the largest company in Norway. He also served as Chief Executive Officer of UNI Storebrand from 1985 to 1992. Mr. Langangen was also Chairman of the Board of the Norwegian Governmental Value Commission from 1998 to 2001. Mr. Langangen is a partner of Langangen & Helset, a Norwegian law firm and previously was a partner of the law firm Langangen & Engesæth from 1996 to 2000 and of the law firm Thune & Col from 1994 to 1996. Mr. Langangen received a Masters of Economics from The Norwegian School of Business Administration and his law degree from the University of Oslo.

Turid M. Sørensen has a bachelor degree in Business Administration from the Norwegian School of Management. Ms. Sørensen has 20 years of experience in the shipping industry. During the period from 1984 to 1987, she worked for Anders Jahre AS and Kosmos AS in Norway and held various positions within accounting and information technology. In the period from 1987 to 1995, Ms. Sørensen was Manager of Accounting and IT for Skaugen PertroTrans Inc., Houston Texas. After returning to Norway she was employed by Ugland Nordic Shipping ASA and Teekay Norway AS as Vice President, Accounting. Ms. Sørensen is fluent in Norwegian and English.

The Management Agreement

Under the Management Agreement the Manager assumes commercial and operational responsibility of our vessels and is required to manage our day-to-day business subject, always, to our objectives and policies as established from time to time by the Board of Directors. The Manager sub-contracts certain of these duties to IUM Shipmanagement AS, or IUM, a third-party technical manager affiliated with Teekay Shipping Corporation, a publicly traded shipping company. All decisions of a material nature concerning our business are reserved to the Board of Directors. The Management Agreement will terminate on June 30, 2014, unless earlier terminated pursuant to its terms, as discussed below, or extended by the parties following mutual agreement.

For its services under the Management Agreement, the Manager is entitled to a management fee equal to $100,000 per annum. The management fee is payable to the Manger quarterly in advance. The Management Agreement formerly provided that the Manager would receive 1.25% of any gross charterhire paid to us. In order to further align the Manager’s interests with those of the Company, the Manager agreed with us to amend the Management Agreement to eliminate this payment, and we have issued to the Manager restricted common shares equal to 2% of our outstanding common shares. At the closing of this offering, or at any other time additional common shares are issued, the Manager will receive additional restricted common shares to maintain the number of common shares issued to the Manager at 2% of our total outstanding common shares. These restricted shares are nontransferable for three years from issuance.

Under the Management Agreement, the Manager pays, and receives reimbursement from us, for our administrative expenses including such items as:

•	all costs and expenses incurred on our behalf, including operating expenses and other costs for vessels that are chartered out on time charters or traded in the spot market and for monitoring the condition of our vessel that is operating under bareboat charter,

•	executive officer and staff salaries,

•	administrative expenses, including, among others, for third party public relations, insurance, franchise fees, registrars’ fees,

•	all premiums for insurance of any nature, including directors’ and officers’ liability insurance and general liability insurance,

•	brokerage commissions payable by us on the gross charter hire received in connection with the charters,

•	directors’ fees and meeting expenses,

•	audit fees,

•	other expenses approved by the Board of the Directors and

•	attorneys’ fees and expenses, incurred on our behalf in connection with (A) any litigation commenced by or against us, (B) any claim or investigation by any governmental, regulatory or self-regulatory authority involving us.

We have agreed to defend, indemnify and save the Manager and its affiliates (other than us and our subsidiaries), officers, directors, employees and agents harmless from and against any and all loss, claim, damage, liability, cost or expense, including reasonable attorneys’ fees, incurred by the Manager or any such affiliates based upon a claim by or liability to a third party arising out of the operation of our business, unless due to the Manager’s or such affiliates’ negligence or willful misconduct.

We may terminate the Management Agreement in the event that (i) the Manager commits any material breach or omission of its material obligations or undertakings thereunder that is not remedied within thirty days of our notice to the Manager of such breach or omission; (ii) the failure of the Manager to maintain adequate authorization to perform its duties thereunder that are not remedied within thirty days; (iii) certain events of the Manager’s bankruptcy; or (iv) it becomes unlawful for the Manager to perform its duties under the Management Agreement.

Director Compensation

For the period from October 1, 2004 through December 31, 2004 and for each fiscal year thereafter, each of our non-employee directors receives a fee at the annual rate of $45,000. We do not pay director fees to employee directors. We do, however, reimburse our directors for all reasonable expenses incurred by them incurred in connection with serving on our board of directors. Directors may receive restricted shares or other grants under our 2004 Stock Incentive Plan described below.

Employment Agreement

We have an employment agreement with Herbjørn Hansson, our Chairman, President and Chief Executive Officer. Mr. Hansson does not receive any additional compensation for serving as a director or the Chairman of the Board. Pursuant to his employment agreement, Mr. Hansson will be entitled to receive a base salary of $400,000 per year. The employment agreement may be terminated by us or Mr. Hansson upon six months’ written notice to the other party. During 2003, we did not pay any compensation to our executive officers.

2004 Stock Incentive Plan

Under the terms of the Company’s 2004 Stock Incentive Plan, the directors, officers and certain key employees of the Company and the Manager will be eligible to receive awards which include incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and performance shares. Included therein are ten-year options to purchase common shares at an exercise price equal to the offering price of the shares offered by this prospectus supplement, subject to annual downward adjustment if the payment of dividends in the related fiscal year exceed a 3% yield calculated based on the initial strike price. These options will vest in equal installments on each of the first four anniversaries of the grant date. A total of 400,000 common shares is reserved for issuance upon exercise of options, as restricted share grants or otherwise under the plan.

RELATED PARTY TRANSACTIONS

As described under “Management—Directors and Senior Management of the Company and the Manager”, the Manager is owned by Messrs. Hansson and Ugland. Mr. Hansson is also on the Shareholders’ Committee of DnB NOR Bank ASA, the agent and lender under the Credit Facility and an affiliate of an underwriter in this offering. Mr. Ugland also has an ownership interest in IUM, a third-party technical manager to whom the Manager sub-contracts certain of its duties with respect to us. In addition, Mr. Bubenzer, our Secretary, is a member of Appleby Spurling Hunter, which has in the past provided and may continue to provide legal services to us and Mr. Langangen, Executive Vice President of the Manager, is a partner of Langangen & Helset, which in the past has also provided and may continue to provide legal services to us. Mr. Bubenzer is also a director of the Manager, IUM and Appleby Corporate Services, our Bermuda transfer agent.

TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax considerations relevant to us and to a United States Holder (as defined below). This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which (such as dealers in securities and investors whose functional currency is not the United States dollar) may be subject to special rules. Shareholders are advised to consult their own tax advisors with respect to the specific tax consequences to them of purchasing, holding or disposing of common shares.

United States Federal Income Tax Considerations

The following discussion of United States federal income tax matters is based on advice received by us from Seward & Kissel LLP, our United States counsel. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, current and proposed Treasury regulations promulgated thereunder and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion below treats the Treasury Regulations promulgated in August of 2003 interpreting Code Section 883, which we refer to below as Treasury Regulations, as being currently in effect even though the American Jobs Creation Act signed into law by President George W. Bush on October 22, 2004 postpones the effective date thereof until January 1, 2005 for calendar year taxpayers such as ourselves. We believe that notwithstanding such postponement, the discussion below accurately reflects our tax treatment for the current tax year since the Treasury Regulations represent the Internal Revenue Service, or IRS, position on how Section 883 should be interpreted and applied. Except as otherwise noted, this discussion is predicated on the assumption that we will not maintain an office or other fixed place of business within the United States.

United States Taxation of the Company

Taxation of Operating Income: In General

Unless exempt from United States taxation under Code section 883, a foreign corporation is subject to United States federal income taxation in the manner described below in respect of any income that is derived from the use of vessels, which we refer to as Shipping Income, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, or from the performance of services directly related to such use, to the extent that such Shipping Income is derived from sources within the United States, referred to as United States-source Shipping Income.

Shipping Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50 percent derived from sources within the United States. Shipping Income that is attributable to transportation that both begins and ends in the United States will be considered to be 100 percent derived from sources within the United States.

Shipping Income that is attributable to transportation exclusively between non-United States ports will be considered to be 100 percent derived from sources outside the United States. Shipping Income derived from sources outside the United States will not be subject to United States federal income tax.

Our vessels will be operated in various parts of the world and, in part, are expected to be involved in transportation of cargoes that begins or ends, but that does not both begin and end, in United States ports. Accordingly, it is expected that we will not engage in transportation that gives rise to 100 percent United States source Shipping Income.

Exemption of Operating Income from United States Taxation

Pursuant to Code section 883, we will be exempt from United States taxation on our United States-source Shipping Income if (i) we are organized in a foreign country that grants an equivalent exemption from income taxation (an “equivalent exemption”) to corporations organized in the United States, which we refer to as the

Country of Organization Requirement, and (ii) either (A) more than 50% of the value of our common shares is owned, directly or indirectly, by individuals who are “residents” of such country or of another foreign country that grants an equivalent exemption to corporations organized in the United States, which we refer to as the 50% Ownership Test, or (B) our common shares are “primarily and regularly traded on an established securities market” in such country, in another country that grants an equivalent exemption to United States corporations, or in the United States, which we refer to as the Publicly-Traded Test.

Bermuda, the country in which we are incorporated, grants an equivalent exemption to United States corporations. Therefore, we will satisfy the Country of Organization Requirement and will be exempt from United States federal income taxation with respect to our United States-source Shipping Income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

We should satisfy the Publicly-Traded Test. Under Treasury Regulations interpreting Code section 883, stock of a corporation is treated as “primarily and regularly traded on an established securities market” in any taxable year if (i) the stock is primarily traded on a national securities exchange such as the New York Stock Exchange (on which our common shares are traded), (ii) the stock is regularly quoted by dealers making a market in such stock, and (iii) the corporation complies with certain record keeping and reporting requirements, unless, subject to certain exceptions, 50% or more of the stock is beneficially owned by persons each of whom owns (or is treated as owning under certain stock ownership attribution rules) 5% or more of the stock, which we refer to as 5% Shareholders, for more than half the days during the taxable year. We are not aware of any facts which would indicate that 50% or more of our common shares are actually or constructively owned by 5% Shareholders, although there can be no assurance that subsequent changes in the ownership of our common shares will not result in 50% or more of our common shares being so owned at any time in the future. Accordingly, we expect that our common shares will be considered to be “primarily and regularly traded on an established securities market” and that we will, therefore, qualify for the Code section 883 exemption. However, because of the factual nature of the issues relating to this determination, no assurance can be given that we will qualify for the tax exemption in any year.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Code section 883, we will not be subject to United States taxation with respect to gain realized on sale of a vessel, provided that the sale is considered to occur outside of the United States under United States tax principles. In general, a sale of a vessel will be considered to occur outside the United States for this purpose if title to the vessel and risk of loss with respect to the vessel pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

Four Percent Gross Basis Tax Regime

To the extent the benefits of Code section 883 are unavailable with respect to any item of United States source Shipping Income, such Shipping Income that is considered not to be “effectively connected” with the conduct of a trade or business in the United States as discussed below, would be subject to a 4 percent tax imposed by Code section 887 on a gross basis, without benefit of deductions. Since under the sourcing rules described above, no more than 50 percent of our Shipping Income would be derived from United States sources, the maximum effective rate of United States federal income tax on our gross Shipping Income would never exceed 2 percent.

Net Basis and Branch Profits Tax Regime

In the event we were considered to maintain an office or fixed place of business within the United States, we could become subject to net-basis United States federal corporate income tax on our annual taxable income (i.e., gross income less allowable deduction), which currently is imposed at graduated rates of up to a maximum of 35% and to 30% “branch profits tax” with respect to any United States-source Shipping Income and gain not in excess of the “depreciation adjustments,” as defined in Code section 865, on the sale of a vessel that produced such “effectively connected” income. However, we do not expect to be subject to either of these taxes because we do not expect to have an office or other fixed place of business within the United States.

United States Taxation of United States Shareholders

As used herein, the term “United States Holder” means, for United States federal income tax purposes, a beneficial owner of common shares that (i) is (A) a citizen or resident of the United States, (B) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or of any state or the District of Columbia, (C) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (D) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; and (ii) owns the common shares as capital assets.

If a partnership holds the common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If the United States Holder is a partner in a partnership holding the common shares, such holder is urged to consult their tax advisors.

Passive Foreign Investment Company Considerations

At the present time, we are considered a “passive foreign investment company,” or PFIC, for United States federal income tax purposes. A foreign corporation is considered to be a PFIC if, with respect to a taxable year of the foreign corporation, (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets that produce “passive income” or that are held “for the production of passive income.” A United States Holder is subject to different United States federal income tax rules depending on whether the United States Holder made an election to treat us as a “Qualified Electing Fund,” or a QEF election, for the first taxable year of the United States Holder that the United States Holder owned common shares, or a timely QEF election, or made a mark-to-market election with respect to the common shares for the first taxable year of the United States Holder that the United States Holder owned common shares, or a timely mark-to-market election.

Taxation of United States Holders Making a Timely QEF Election

Pass-Through of Ordinary Earnings and Net Capital Gain. A United States Holder who makes, or who has made, a timely QEF election with respect to its common shares, or an Electing Holder, must report for United States federal income tax purposes his pro rata share of our “ordinary earnings” (i.e., the net operating income determined under United States federal income tax principles) and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder. Our “net capital gain” is any excess of any of our net long term capital gains over our net short term capital losses and is reported by the Electing Holder as long term capital gain. Our net operating losses or net capital losses will not pass through to the Electing Holder and will not offset our ordinary earnings or net capital gain reportable to Electing Holders in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, if any, recognized by the Electing Holder on the sale of his common shares). We annually provide information sufficient for United States Holders to compute their pro rata shares of our realized net income and realized net capital gains and to make a timely QEF election.

For purposes of calculating our ordinary earnings, the cost of each vessel is being depreciated on a straight-line basis over 18 years. Any gain on the sale of a vessel will be treated as ordinary income, rather than capital gain, to the extent of such depreciation deductions with respect to such vessel.

In general, an Electing Holder is not taxed twice on its share of our income. Thus, distributions received from us by an Electing Holder are excluded from the Electing Holder’s gross income to the extent of the Electing Holder’s prior inclusions of our ordinary earnings and net capital gain. The Electing Holder’s basis in its shares will be increased by any amount included in the Electing Holder’s income under the QEF rules with respect to such holder. Distributions received by an Electing Holder, which are not includible in income because they have been previously taxed under the QEF rules, will decrease the Electing Holder’s tax basis in the common shares. Distributions, if any, in excess of such basis will be treated as capital gain (which gain will be treated as long term capital gain if the Electing Holder held its common shares for more than one year at the time of distribution).

If, as a result of the anticipated change in our activities, we cease to be considered a PFIC, an Electing Holder will no longer be subject to the PFIC rules and, accordingly, will not be required to continue to report annually his share of our realized net ordinary income and realized net capital gains.

Disposition of Common Shares. An Electing Holder will recognize capital gain or loss on the sale or, exchange of common shares in an amount equal to the difference between the amount realized by the Electing Holder from such sale or exchange and the Electing Holder’s tax basis in the common shares. Such gain or loss will be treated as long term capital gain or loss if the Electing Holder’s holding period in the common shares at the time of the sale or exchange is more than one year. A United States Holder’s ability to deduct capital losses may be limited.

Making a QEF Election. A United States Holder makes a QEF election for a taxable year by completing and filing IRS Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, in accordance with the instructions thereto. We will furnish United States Holders with information needed to complete IRS Form 8621 with respect to each year.

Taxation of United States Holders Making a Timely Mark-to-Market Election

Mark-to-Market Regime. A United States Holder who does not make a QEF election may make a mark-to-market election under Code section 1296, provided that the common shares are regularly traded on a “qualified exchange.” A “qualified exchange” includes a foreign exchange that is regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The New York Stock Exchange, on which the common shares are traded, is a “qualified exchange” for United States federal income tax purposes. A United States Holder who makes, or who has made, a timely mark-to-market election with respect to the common shares must include annually in the United States Holder’s income, as ordinary income, any excess of the fair market value of the common shares at the close of the taxable year over the United States Holder’s then adjusted basis in the common shares. The excess, if any, of the United States Holder’s adjusted basis at the close of the taxable year over the fair then market value of the common shares is deductible in an amount equal to the lesser of the amount of the excess or the net mark-to-market gains on the common shares that the United States Holder included in income in previous years.

If, as a result of the anticipated change in our activities, we cease to be considered a PFIC, a United States Holder who has made a timely mark-to-market election would not include mark-to-market gain or loss with respect to the common shares for any taxable year that we are not a PFIC. However, if we were to subsequently again become a PFIC, the U.S. Holder’s mark-to-market election would remain in effect.

Disposition of Common Shares. A United States Holder who makes a timely mark-to-market election will recognize ordinary income or loss on a sale, exchange or other disposition of the common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in the common shares, provided, however, that any ordinary loss on the sale, exchange or other disposition may not exceed the net mark-to-market gains on the common shares that the United States Holder included in income in previous years. The amount of any loss in excess of such net mark-to market gains is treated as capital loss.

Making the Mark-to-Market Election. A United States Holder makes a mark-to-market election for a taxable year by completing and filing IRS Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, in accordance with the instructions thereto.

Taxation of United States Holders Not Making a Timely QEF Election or a Timely Mark-to-Market Election

A United States Holder who does not make a timely QEF election or a timely mark-to-market election, which we refer to as a Non-Electing Holder, will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (ii) any gain realized on the sale or other disposition of common shares. Under these rules, (i) the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s holding period for the common shares; (ii) the amount allocated to the current taxable year would be taxed as ordinary income; and (iii) the amount allocated to each of the prior taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. If a Non-Electing Holder dies while owning common shares, the Non-Electing Holder’s successor would be ineligible to receive a step-up in tax basis of those common shares.

Distributions received by a Non-Electing Holder that are not “excess distributions” will be includible in the gross income of the Non-Electing Holder as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax purposes. Such distributions in excess of our current or accumulated earnings and profits will be treated first as a return of the United States Holder’s tax basis in the common shares (thereby increasing the amount of any gain or decreasing the amount of any loss realized on the subsequent sale or disposition of such common shares) and thereafter as capital gain.

If, as a result of the anticipated change in our activities, we cease to be considered a PFIC, a Non-Electing Holder will continue to be subject to the PFIC rules unless the Non-Electing Holder makes a “deemed sale” election pursuant to Code section 1298(b)(1). A Non-Electing Holder making this election would be treated as having sold its common shares on the last day of our last taxable year during which we qualified as a PFIC. Any gain realized on such deemed sale would be taxed in the manner described in the first paragraph of this section. Any loss realized on such deemed sale would not be recognized. Shareholders should consult with their own tax advisors with respect to the procedure for making a “deemed sale” election.

Other Considerations

United States Holders will not be entitled to claim a dividends received deduction with respect to distributions by us. Since we are a PFIC, our dividends will not be treated as “qualified dividend income” that is taxable to individuals, trusts and estates at preferential tax rates (through 2008).

Change in the Company’s Activities

As noted above, a foreign corporation is considered to be a PFIC if, with respect to a taxable year of the foreign corporation, (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets that produce “passive income” or that are held “for the production of passive income.” If, as a result of the anticipated change in our activities, we cease to be considered a PFIC, the tax treatment of an Electing Holder, a United States Holder who made a timely mark-to-market election, and a Non-Electing Holder which made the “deemed sale” election described in “Taxation of United States Holders Not Making a Timely QEF Election” above would be as follows.

Dividends

Distributions received by a United States Holder would be includible in the gross income of the United States Holder as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax purposes. Distributions in excess of our current or accumulated earnings and profits would be treated first as a return of the United States Holder’s tax basis in the common shares (thereby increasing the amount of any gain or decreasing the amount of any loss realized on the subsequent sale or disposition of such common shares) and thereafter as capital gain (which gain would be treated as long term capital gain if the United States Holder held its common shares for more than one year on the date of the distribution). United States Holders would not be entitled to claim a dividends received deduction with respect to distributions by us.

Our dividends would be treated as “qualified dividend income” that is taxable to United States Holders who are individuals, trusts or estates at preferential tax rates (through 2008), provided that (1) the common shares are readily tradable on an established securities market in the United States, such as the American Stock Exchange; (2) we are not a PFIC, a foreign personal holding company or a foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year; and (3) the individual United States Holder has owned the common shares for more than 60 days during the 121-day period beginning 60 days before the date on which the common shares become ex-dividend and (4) the United States Holder made an election at the time of acquisition of our common shares to treat us as a “qualified electing fund” and that election has continued in effect. The IRS has stated that the stock of a foreign corporation which is listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, such as the American Stock Exchange (on which our common shares are listed), will be treated as readily tradable on an established securities market in the United States for this purpose. However, we are currently a PFIC, and dividends paid in a taxable year in which we are a PFIC or in the immediately succeeding taxable year would not be treated as “qualified dividend income.” Certain limitations may also apply to any “extraordinary dividends” paid by us. Therefore, there is no assurance that any dividends we pay will be eligible for these preferential rates in the hands of an individual United States Holder. Any dividends we pay which are not eligible for these preferential rates would be taxed as ordinary income to a United States Holder.

Since we have been a PFIC since our formation, non-corporate United States shareholders currently are subject to United States federal income taxation on our income at a maximum tax rate of 35%. This maximum tax rate has applied to both the current income inclusions realized by United States shareholders who have elected to treat us as a QEF and the quarterly dividend distributions made to United States shareholders who have not made such an election. If, as anticipated, we cease to constitute a PFIC, then all United States shareholders should thereafter be subject to United States federal income taxation only upon their actual receipt of dividend distributions (i.e., distributions from our current or accumulated earnings and profits) from us. In this event, since our common shares are traded on the New York Stock Exchange, dividends paid by us to non-corporate United States shareholders beginning in the first taxable year (expected to be 2006) after we cease to be a PFIC (expected to be 2005) should constitute “qualifying dividends” that are taxable at a maximum tax rate of 15%. The termination of our status as a PFIC would not have any effect on the maximum United States rate applicable to dividends we pay to corporate United States shareholders.

Disposition of Common Shares

A United States Holder would recognize capital gain or loss on the sale or exchange of common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale or exchange and the United States Holder’s tax basis in the common shares. Such gain or loss will be treated as long term capital gain or loss if the United States Holder’s holding period in the common shares at the time of the sale or exchange is more than one year. A United States Holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Certain shareholders may be subject to backup withholding (currently at a rate of 28%) and to information reporting requirements on payments of distributions and the proceeds of disposition of common shares. Backup withholding may apply if the shareholder fails to provide his correct taxpayer identification number, fails to make required certifications, or has been notified by the IRS that he is subject to backup withholding. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against such shareholder’s United States federal income tax liability.

UNDERWRITING

Subject to the terms and conditions of an Underwriting Agreement, dated November     , 2004, the underwriters named below, acting through their representatives, Bear, Stearns & Co. Inc. and UBS Securities LLC, have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the number of shares of common shares set forth below opposite their respective names.

Underwriters	Number of Shares
Bear, Stearns & Co. Inc.
UBS Securities LLC
DnB NOR Markets, Inc.

2,700,000

The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the common shares offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriters are obligated to purchase and accept delivery of all the common shares offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

The representatives have advised us that the underwriters propose to offer common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share, of which $         may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The common shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have granted to the underwriters an option, exercisable within 30 days after the date of the prospectus supplement, to purchase from time to time up to an aggregate of 405,000 common shares to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the 405,000 additional shares, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common shares offered in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions payable by us
Proceeds, before expenses, to us

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each of our officers and directors and the employees of the Manager listed under “Management” have agreed, subject to specified exceptions, not to:

•	offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any common shares or any options or warrants to purchase any common shares, or any securities convertible into or exchangeable for common shares owned as of the date of this prospectus supplement or thereafter acquired directly by those holders or with respect to which they have the power of disposition, or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares (regardless of whether any of these transactions are to be settled by the delivery of common shares, or such other securities, in cash or otherwise)

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Bear, Stearns & Co. Inc. and UBS Securities LLC. This restriction terminates after the close of trading of the shares of common shares on and including the 90 days after the date of this prospectus supplement. However, Bear, Stearns & Co. Inc. and UBS Securities LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, without the prior written consent of Bear, Stearns & Co. Inc. and UBS Securities LLC, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any common shares, any options or warrants to purchase any common shares or any securities convertible into, exercisable for or exchangeable for common shares other than our sale of shares in this offering, the issuance of our common shares upon the exercise of outstanding options or warrants, and the issuance of options or common shares under existing stock option and incentive plans.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Each of the underwriters has represented and agreed that:

•	it has not offered or sold and, prior to the expiry of the period of six months after the date of the issuance of the common shares, will not offer or sell any common shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended,

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, (or the FSMA)) received by it in connection with the issue or sale of any common shares in circumstances in which section 21(1) of the FSMA does not apply to us, and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

The offering of the common shares has not been cleared by CONSOB pursuant to Italian securities legislation and, accordingly, no common shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common shares be distributed in Italy, except (1) to Professional Investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common shares or distribution of copies of this prospectus or any other document relating to the common shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Our common shares have traded on the American Stock Exchange and the Oslo Stock Exchange under the symbol “NAT.” We intend to list our common shares on the New York Stock Exchange under the trading symbol “NAT” effective prior to or as of the date hereof at which time trading of our shares on the American Stock Exchange will terminate.

A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A “syndicate covering transaction” is the bid for or purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A “penalty bid” is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common shares originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Bear, Stearns & Co. Inc., UBS Securities LLC, DnB NOR Markets, Inc. and other underwriters from time to time perform investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. In addition, DnB NOR Bank ASA, an affiliate of DnB NOR Markets, Inc., is the agent and lender under the Credit Facility. Accordingly, the underwriting arrangements for this offering conform to the requirements set forth in Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by Appleby Spurling Hunter with respect to matters of Bermuda law. Certain other matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, who may rely on Appleby Spurling Hunter with respect to matters of Bermuda law.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and the documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the SEC unless such documents state that they are incorporated by reference into this prospectus.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

•	Our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 28, 2004, May 20, 2004, July 26, 2004, October 29, 2004 and November 1, 2004 and our Report of Foreign Private Issuer on Form 6-K/A filed with the SEC on May 10, 2004.

•	Any future filings we will make that state that they are incorporated into this prospectus.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Herbjørn Hansson

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(441) 298-3207

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the tanker shipping industry and in this prospectus supplement.

Aframax tanker. Tanker ranging in size from 80,000 dwt to 120,000 dwt.

Ballast. A substance, usually water, used to improve the stability and control the draft of a ship.

Bareboat charter. Charter of a vessel under which the shipowner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the operating and voyage costs of the vessel and for the management of the vessel, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel oil used to power the engines of a vessel.

Charter. The hire of a vessel for a specified period of time or to carry a cargo from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The company that hires a vessel.

Charterhire. A sum of money paid to the shipowner by a charterer under a charter for the use of a vessel.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel and the international conventions of which that country is a member. A vessel that receives its certification from time to time is referred to as being “in-class.”

Double-bottom. Hull construction design in which a vessel has watertight protective spaces that do not carry any oil and which separate the bottom of tanks that hold any oil within the cargo tank length from the outer skin of the vessel.

Double hull. Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually several feet in width.

Double side. Hull construction design in which a vessel has watertight protective spaces that do not carry any oil and which separate the sides of tanks that hold any oil within the cargo tank length from the outer skin of the vessel.

Drydocking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line.

Dwt. Deadweight ton. A unit of a vessel’s capacity, for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms.

Gross ton. Unit of 100 cubic feet or 2.831 cubic meters.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Newbuilding. A new vessel under construction or just completed.

OBO carrier. Oil/bulk/ore carrier. A vessel that is designed to carry either oil or dry bulk cargoes, such as ores and minerals, coal, grain forest products and iron/steel products.

Off hire. The period a vessel is unable to perform the services for which it is immediately required under a charter. Off hire periods include days spent on repairs, drydocking and surveys, whether or not scheduled.

OPA. The United States Oil Pollution Act of 1990.

Operating Costs. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. For a time charter or a voyage charter, the shipowner pays operating costs. For a bareboat charter, the charterer pays operating costs.

Panamax tanker. A tanker of approximately 50,000 to 80,000 dwt. The term is derived from the maximum length, breadth and draft capable of passing fully loaded through the Panama Canal.

Petroleum products. Refined crude oil products, such as fuel oils, gasoline and jet fuel.

Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection against large financial loss to one member by contribution towards that loss by all members.

Scrapping. The disposal of old vessel tonnage by way of sale as scrap metal.

Single hull. Hull construction design in which a vessel has only one hull.

Spot Charter. Usually a voyage charter. Sometimes a one-trip time charter.

Spot market. The market for immediate chartering a vessel, usually for single voyages.

Suezmax tanker. Tanker ranging in size from 120,000 dwt to 200,000 dwt. The term is derived from the maximum length, breadth and draft capable of passing fully loaded through the Suez Canal.

Tanker. Ship designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined products, liquid chemicals and liquid gas.

Time charter. Charter under which the shipowner is paid charterhire on a per day basis for a certain period of time. The shipowner is responsible for providing the crew and paying operating costs while the charterer is responsible for paying the voyage costs. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as off-hire.

Time charter equivalent. A measure of the average daily revenue performance of a vessel on a per voyage basis determined by dividing net voyage revenues by voyage days for the applicable time period. For bareboat charters, operating costs are added to revenues attributable to such charters.

ULCC. Ultra large crude carrier. Tanker that is 320,000 dwt or greater in size.

VLCC. Very large crude carrier. Tanker ranging in size from 200,000 to 320,000 dwt.

Voyage charter. Charter under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharge port. The shipowner is responsible for paying both operating costs and voyage costs. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage costs. Bunker costs, port charges and canal dues (or tolls) incurred during the course of a voyage.

Voyage revenues. Revenues generated from voyage charters and time charters.

PROSPECTUS

$500,000,000

Nordic American Tanker Shipping Limited

Through this prospectus, we may periodically offer:

1.	our common shares
2.	our preferred shares and
3.	our debt securities.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

The offering price of all securities issued under this prospectus may not exceed $500,000,000.

Our common shares are currently listed on the American Stock Exchange and the Oslo Stock Exchange under the symbol “NAT.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 4, 2004

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	10
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	10
RATIO OF EARNINGS TO FIXED CHARGES	11
CAPITALIZATION AND INDEBTEDNESS	11
PLAN OF DISTRIBUTION	12
ENFORCEMENT OF CIVIL LIABILITIES	12
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF DEBT SECURITIES	13
EXPENSES	20
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	21

In this prospectus, “we,” “us” and “our” all refer to Nordic American Tanker Shipping Limited.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

We use the term deadweight tonne, or dwt, in describing the size of tanker vessels. Dwt, expressed in metric tons each of, which is equivalent to 1000 kilograms, refers to the maximum weight of cargo and supplies that a tanker can carry.

Our Company

We are Nordic American Tanker Shipping Limited, an international tanker company. We own one of the world’s youngest Suezmax fleets, consisting of three double-hull tankers of 151,459 dwt each, delivered from the builder in 1997. We were formed in June 1995 for the purpose of acquiring, disposing, owning, leasing and chartering our three vessels, which were chartered to BP Shipping Ltd., or BP Shipping, pursuant to separate “hell and high water” bareboat charters, which we refer to as the Original Charters. The initial seven-year term of each of the charters to BP Shipping Ltd. will terminate on October 1, 2004, subject to a redelivery window for the vessels between September 1, 2004 and November 1, 2004.

With the expiration of the Original Charters, we have bareboat chartered one of our vessels to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, U.A.E. for a term of five years at a fixed rate of charterhire and the other two vessels have been chartered to BP Shipping under time charters for a term of three years each, with the amount of charterhire that we receive based on the spot market for Suezmex tankers. We believe that our vessels will continue to qualify for future service with these and other major oil companies. In addition, we are exploring opportunities to expand our operations and our fleet.

As our vessels come off time charter or if we expand our fleet, we intend to manage time and spot charters so as to maintain consistent cash flows through the long-term time charters, while taking advantage of possibly higher market rates through shorter-term spot market related time or voyage charters.

Strategy

With the contract to Gulf Navigation in place for one vessel and the continued employment to BP Shipping for the two other vessels, we will become an operating company, responsible for providing crew and technical operation of our vessels. Our objective is to operate our vessels with a focus on quality and cost effectiveness.

We plan to expand our fleet in a manner that benefits our shareholders and in a manner that allows us to continue paying dividends. The shipping industry has shown great volatility in the past and is notoriously difficult to predict. We intend to pursue a chartering and vessel acquisition policy that reflects this volatility. We believe that our policy of expansion will represent a potential we did not have in the past when the operation of our company was limited to our three existing vessels. When we become an operating company and enter into a new business phase, the present bye-law restrictions, which have prevented us from engaging in other business activities, will lapse, and we will be free to pursue an acquisition policy.

Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our registered offices at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number is (441) 298-3207. Our website is www.nat.bm. Pursuant to our management agreement with Scandic American Shipping Limited, or the Manager, the Manager provides management, administrative and advisory services related to the maintenance and operation of our vessels. We expect the Manager to outsource the technical operation of our vessels to a well known and high quality technical manager. We expect to establish wholly-owned separate subsidiaries to own our vessels following their redelivery from the Original Charters with BP Shipping.

The Securities We May Offer

We may use this prospectus to offer up to $500,000,000 of:

•	common shares,

•	preferred shares and

•	debt securities.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

We are engaged primarily in transporting crude oil and oil products. The following summarizes some of the risks that may materially affect our business, financial condition or results of operations.

Industry Specific Risk Factors

The cyclical nature of the tanker industry may lead to volatile changes in charter rates and vessel values which may adversely affect our earnings

If the tanker market, which has been cyclical, is depressed in the future, our earnings and available cash flow may decrease. Our ability to recharter our vessels or to sell them on the expiration or termination of their new charters and the charter rates payable under our two market related time charters or any renewal or replacement charters will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The factors that influence demand for tanker capacity include:

•	demand for oil and oil products;

•	global and regional economic conditions;

•	the distance oil and oil products are to be moved by sea; and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels; and

•	the number of vessels that are out of service.

Our vessels are currently operated under bareboat charters to BP Shipping. We receive a set minimum base rate charter hire and variable additional hire under these Original Charters. The amount of additional hire is determined by a brokers’ panel and therefore is subject to variation depending on general tanker market conditions. Going forward, our two market related time charters with BP Shipping will also include market related rates. We cannot assure you that we will receive any minimum level of charterhire for these charters.

Compliance with safety, environmental and other governmental and other requirements may adversely affect our business

The shipping industry is affected by numerous regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such tankers operate, as well as in the country or countries in which such tankers are registered. These regulations include the U.S. Oil Pollution Act of 1990, or OPA, the International Convention on Civil Liability for Oil Pollution Damage of 1969, International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. We believe our vessels are maintained in good condition in compliance with present regulatory and class requirements relevant to areas in which they operate, and are operated in compliance with applicable safety/environmental laws and regulations. However, regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and require significant capital expenditures be incurred on our vessels to keep them in compliance.

The value of our vessels may fluctuate and could result in a lower share price of our common stock

Tanker values have generally experienced high volatility. You should expect the market value of our oil tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels and thereby adversely impact our liquidity. If we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders’ equity. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings.

Any decrease in spot charter rates in the future may adversely affect our earnings

Two of our vessels will operate on time charters with spot market related rates, and we may enter into spot charters for our present vessels or any additional vessels that the we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent travelling unladen to pick up cargo. We cannot assure you that future spot charters will be available at rates sufficient to enable our vessels trading in the spot market to operate profitably.

Normally, tanker markets are stronger in the fall and winter months (the fourth and first quarters of the calendar year) in anticipation of increased oil consumption in the northern hemisphere during the winter months. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. Seasonal variations in tanker demand and, as a result, in charter rates will affect any spot market related rates that we may receive.

Company Specific Risk Factors

We may not be able to grow or to effectively manage our growth

A principal focus of our strategy is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures;

•	identify tankers and/or shipping companies for acquisitions;

•	integrate any acquired businesses or tankers successfully with our existing operations;

•	hire, train and retain qualified personnel to manage and operate our growing business and fleet;

•	identify additional new markets;

•	improve our operating and financial systems and controls; and

•	obtain required financing for our existing and new operations.

The failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. If we are unable to execute the points noted above, our financial condition may be adversely affected.

Incurrence of expenses or liabilities may reduce or eliminate distributions

We have made distributions quarterly since September 1997. It is possible that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. Our loan agreement prohibits the declaration and payment of dividends if we are in default under it. In addition, the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. We cannot assure you that we will pay dividends at rates previously paid or at all.

Servicing our debt limits funds available for other purposes and if we cannot service our debt, we may lose our vessels

We must dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes. As of June 30, 2004, we had total indebtedness of $30 million and a ratio of indebtedness to total capital of 23%. Our long-term debt is due in one “bullet payment” on October 1, 2007. If we should become unable to service our debt, this could lead to acceleration of our debt and the foreclosure of our fleet.

A court may void the guarantees of the notes or subordinate the guarantees to our other obligations

Although standards may vary depending upon applicable law, a court could void all or a portion of the guarantees of our debt securities or subordinate the guarantees to our other obligations. If the claims of the holders of our debt securities against us were voided or held to be subordinated in favor of our other creditors, the other creditors would be entitled to be paid in full before any payment could be made on our debt securities. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of the holders of our debt securities.

Our loan agreement contains, and it is possible that any indenture for debt securities we issue will impose, restrictive covenants which may limit our liquidity and corporate activities and prevent proper service of debt, which could result in the loss of our vessels

Our loan agreement imposes, and it is possible that any indenture for debt securities we issue will impose, significant operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends and make capital expenditures;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

We are highly dependent on the charterers of our vessels

We are highly dependent on the due performance of the charterers of our vessels of their obligations under the charters and by their guarantors. Any failure by the charterers, or by their guarantors, to perform their obligations could result in enforcement by our lenders of their rights including foreclosing on the mortgages over the vessels, all of which are pledged to the lenders, and the consequent forfeiture of our vessels. Our shareholders do not have any recourse against the charterers, or their guarantors. Our ability to recharter or sell the vessels if any of the charterers, or their guarantors, defaults would be subject to the rights of the lenders. In addition, if a charterer were to default on its obligations or not exercise a charter extension option, we may be required to change the flagging or registration of the related vessel and may incur additional costs, including maintenance and crew costs.

Our vessels operate in the highly competitive international tanker market and its position could be adversely affected by the termination of the charters

The operation of tanker vessels and transportation of crude and petroleum products and the other businesses in which we operate are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. While our vessels are on time and bareboat charter, we are not exposed to the risk associated with this competition. However, when we become an operating company, at which time we will have two charters with BP Shipping and one charter with Gulf Navigation, we will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

We may be unable to attract and retain key management personnel and other employees in the tanker industry, which may negatively affect the effectiveness of our management and our results of operations

Our success depends to a significant extent upon the abilities and efforts of our management team. We do not currently have long term employment contracts with any of our senior executives, including Herbjørn Hansson, our Chairman and Chief Executive Officer and Rolf Amundsen, our Chief Financial Officer. Our success will depend upon our ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Our vessels may suffer damage and we may face unexpected drydocking costs which could affect our cash flow and financial condition

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. This would decrease earnings.

Purchasing and operating secondhand vessels may result in increased operating costs which could adversely affect our earnings and as our fleet ages, the risks associated with older vessels could adversely affect our operations

Our current business strategy includes additional growth through the acquisition of additional new and secondhand vessels. While we will normally inspect secondhand vessels prior to purchase, this does not normally provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Also, we may not receive the benefit of warranties from the builders if the vessels we buy are older than one year.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. All of the vessels in our current fleet were built in 1997.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal at least their net carrying amount at that time.

Shipping companies generally must conduct operations in many parts of the world, and accordingly their vessels are exposed to international risks which could reduce revenue or increase expenses

Shipping companies conduct global operations. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism and other efforts to disrupt shipping. The terrorist attacks against targets in the United States on September 11, 2001, the military response by the United States and the recent conflict in Iraq may increase the likelihood of acts of terrorism worldwide. Acts of terrorism, regional hostilities or other political instability could affect trade patterns and reduce our revenue or increase our expenses.

Terrorist attacks, such as the attacks on the United States on September 11, 2001, and other acts of violence or war may affect the financial markets and our business, results of operations and financial condition.

Terrorist attacks such as the attacks on the United States on September 11, 2001 and the United States’ continuing response to these attacks, as well as the threat of future terrorist attacks, continues to cause uncertainty in the world financial markets. The recent conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets, including the energy markets. Future terrorist attacks, such as the attack on the M.T. Limburg in October 2002, may also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

We may not have adequate insurance after our Original Charters expire.

There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of attack. Future hostilities or other political instability, as shown by the attack on the M.T. Limburg in Yemen in October 2002, could affect our trade patterns and adversely affect our operations and our revenues, cash flows and profitability. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. Under our Original Charters, the charterer bears all risks associated with the operation of our vessels including any total loss of one or more vessels. However, we cannot assure investors that we will adequately insure against all risks after expiration of the existing charters. We may not be able to obtain adequate insurance coverage at reasonable rates for our fleet in the future and the insurers may not pay particular claims. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our financial condition. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future and we cannot guarantee that any particular claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows and place strains on our liquidity and capital resources.

Arrests of our vessels by maritime claimants could cause a significant loss of earnings for the related off hire period

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the “sister ship” theory of liability applies, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us, any of our vessels for liabilities of other vessels that we own.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes her owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Although we, as owner, would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

We may have to pay tax on United States source income, which would reduce our earnings

Under the United States Internal Revenue Code of 1986, or the Code, a portion of the gross or net shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries (if any), may be subject to a 4% United States federal income tax on 50% of its gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the U.S., unless that corporation is entitled to a special tax exemption under the Code which applies to the international shipping income derived by some non-United States corporations. We expect that we qualify for this statutory tax exemption and we will take this position for U.S. tax return reporting purposes. However, there are several risks that could cause us to become taxed on our U.S. source income. In addition, due to the absence of final Treasury regulations or other definitive authority concerning some aspects of this tax exemption under the relevant provisions of the Code and to the factual nature of the issues involved, we can give no assurances on our tax-exempt status.

If we are not entitled to this statutory tax exemption for any taxable year, we could be subject for those years to an effective 4% United States federal income tax on the portion of the income these companies derive during the year from United States sources. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

If U.S. tax authorities were to treat us as a “Passive Foreign Investment Company,” that could have adverse consequences on U.S. holders

A foreign corporation will be treated as a “passive foreign investment company” for U.S. Federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” Those holders of a passive foreign investment company who are citizens or residents of the United States or domestic entities would be subject to a special adverse U.S. Federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company.

Based on our current operations and future projections, we believe that we will no longer be a passive foreign investment company with respect to the taxable year 2005 and thereafter. Since we expect to derive more than 25% of our income each year from our time chartering and voyage chartering activities, we believe that such income will be treated for relevant U.S. Federal income tax purposes as services income, rather than rental income. Correspondingly, such income should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income, in particular our vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company in any taxable year. However, no assurance can be given that the Internal Revenue Service will accept this position or that we would not constitute a passive foreign investment company for any future taxable year if there were to be changes in the nature and extent of our operations.

Interest rate fluctuations may significantly affect our loan payments, which could adversely affect our financial condition

Our current loan bears interest at floating rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and bye-laws and The Companies Act, 1981 of Bermuda (the “Companies Act”) govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of The Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, the principles governing Section 111 have not been well developed.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make acquisitions and for general corporate purposes.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “except,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of oil tankers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Securities and Exchange Commission and the American Stock Exchange.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the preceding five fiscal years and the six months ending June 30, 2004 and 2003.

	FISCAL YEAR					SIX MONTHS ENDING JUNE 30
	2003	2002	2001	2000	1999	2004	2003
Ratio of earnings to fixed charges	16.6	6.0	12.0	16.6	4.3	25.7	19.5
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	16.6	6.0	12.0	16.6	4.3	25.5	19.5

(1)	We have not issued any preferred stock as of the date of this prospectus.

CAPITALIZATION AND INDEBTEDNESS

As of June 30, 2004
Debt:
Current liabilities	177,327

Long term debt	$30,000,000

Total debt	$30,177,327

Stockholder’s equity
Common stock	$97,066
Additional paid-in capital	$100,921,380

Total shareholder’s equity	$101,018,446

Total Capitalization	$131,195,773

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this Registration Statement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this Registration Statement through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

We will bear costs relating to all of the securities being registered under this Registration Statement.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda company, and our executive offices and administrative activities and assets, as well as those of certain of the experts named in this prospectus, are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or those persons or to enforce both in the United States and outside the United States judgments against us or those persons obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, most of our directors and officers are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on those persons or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our legal counsel in Bermuda, Appleby Spurling Hunter, that there is uncertainty as to whether the courts of Bermuda would (i) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the federal securities laws of the United States or (ii) entertain original actions brought in Bermuda courts against us or such persons predicated upon the federal securities laws of the United States.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Under our Memorandum of Association, our authorized capital stock consists of 51,200,000 common shares, par value $0.01 per share, 9,706,606 of which are issued and outstanding. All of our shares are in registered form.

Share History

In September 1995, we offered and sold to the public 11,731,613 warrants at the initial public offering price of $5.00 per warrant. On September 30, 1997 all of our outstanding warrants were exercised at an exercise price of $10.21 per warrant. We received a total of $119,779,768.73 by issuing a total of 11,731,613 new common shares, par value $.01. On November 30, 1998, our shareholders approved a proposal to allow us to borrow money for the purpose of repurchasing our common shares. On December 28, 1998, we purchased 2,107,244 common shares through a “Dutch Auction” self-tender offer at a price of $12.50 per share. After the repurchase, a total of 9,706,606 common shares were in issue.

Common Shares

As of the date of this prospectus, we have 9,706,606 common shares issued and outstanding. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any or our securities. All outstanding common shares are fully paid and nonassessable. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Our common shares are listed on the American Stock Exchange and the Oslo Stock Exchange under the symbol “NAT.”

Preferred Shares

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

The board of directors has the authority with the sanction of a shareholder’s resolution to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of Nordic American Tanker Shipping Limited without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The material terms of any series of senior or subordinated debt securities that we offer through a prospectus supplement will be described in that prospectus supplement. You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$11,700
Printing and engraving expenses	$10,000
Legal fees and expenses	$100,000
AMEX Listing Fee	—
Accounting fees and expenses	100,000
Transfer agent and registrar	—
Miscellaneous	$75,000

Total	$296,700

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. law and by Appleby Spurling Hunter with respect to matters of Bermuda law.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2003, filed with the SEC on June 30, 2004, have been audited by Deloitte Statsautoriserte Revisorer AS, independent accountants, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on June 30, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference the reports of our 2004 first and second quarter results, filed with the SEC on Form 6-K on April 14, 2004 and July 13, 2004, respectively, which contain unaudited consolidated financial statements for the most recent quarter for which those statements have been filed. Additionally, we incorporate by reference the information filed on Form 6-K on July 26, 2004 and any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Herbjørn Hansson

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(441) 298-3207

http://www.nat.bm

Information Provided by the Company

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the American Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and accompanying prospectus is current only as of this date.

2,700,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

November     , 2004

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